UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2016

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

366 Walker Drive

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As noted in previous filings on Form 8-K and Form 10-Q by Rex Energy Corporation (“Rex Energy” or the “company”), from time to time, the company engages with its lenders or other holders of its securities, including its 1.0%/8.0% senior secured notes due 2020 (“senior notes”), its preferred stock, and its common stock, regarding potential transactions, or otherwise opportunistically considers strategic financing proposals that management believes may be beneficial to the company and its stakeholders. These transactions may include proposals for financing or recapitalization, refinancing of existing debt, debt-for-debt or debt-for-equity exchanges, or other restructuring transactions with current investors, affiliates of the company, and/or other financing or strategic counterparties. In October 2016, the company and a current holder of the senior notes entered into a non-disclosure agreement to explore potential alternative structures for the senior notes. In connection with those discussions, the parties reviewed a proposal for restructuring the senior notes that included an exchange transaction whereby the company would offer any and all holders of the senior notes the opportunity to exchange their existing senior notes for new convertible senior secured notes at par. The new convertible notes would: (i) retain the same ranking as the senior notes; (ii) carry an interest rate of 1.0% until October 2, 2017 and 3.5% thereafter until maturity, payable in cash; (iii) be callable through October 2, 2018 at 90.00, from October 2, 2018 through October 2, 2019 at 95.00 and from October 2, 2019 and thereafter at par; and (iv) be convertible in 2 tranches, with each tranche equal to 50% of the issuance, at a conversion price of $1.15, with the first tranche convertible at the company’s option at any time after issuance provided the company’s common stock traded above the conversion price for 20 out of 30 trading days and at the holder’s option at any time after October 2, 2017, and the second tranche convertible at the company’s option at any time after October 2, 2017 provided the company’s common stock traded above 130% of the conversion price for 20 out of 30 trading days, and by the holder at any time after October 2, 2019. The proposed conversion ratio was 869.57 shares of common stock per $1,000 of principal; however, the company would have the option to pay the conversion consideration in either cash or shares. All of the remaining covenants, terms and conditions of the new notes would have remained the same as the existing senior notes. If all required approvals were not obtained within a specified timeframe, the new notes would have reverted automatically back to the terms of the senior notes. The non-disclosure agreement facilitated discussions of the proposal, however, the company did not provide the holder with any additional confidential information. Discussions regarding the proposal have ended and, therefore, Rex Energy is making the disclosures in this Form 8-K in accordance with the terms of the non-disclosure agreement.

Rex Energy expects that it will continue to periodically assess its financing alternatives and opportunistically engage with current or potential investors, lenders, or financing providers regarding such alternatives in the future. Any financing, refinancing, or restructuring arrangement may be on terms similar or dissimilar to the proposal described herein, could be subject to additional terms or conditions, could require specific approvals from existing lenders, noteholders and/or shareholders, among others, and would otherwise be subject to the negotiation and execution of definitive documentation. There can be no assurance that any such transaction would result in additional liquidity or that any such transactions can or will be consummated. In accordance with General Instruction B.2 of Form 8-K, the information under this heading shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: November 10, 2016	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Sr. Vice President, General Counsel and Secretary